Exhibit 10.1

Separation and Release Agreement

SEPARATION AND RELEASE AGREEMENT entered into as of this 24th day of May, 2010 (this “Agreement”) by and among GSI Group Inc., a company organized under the laws of the Province of New Brunswick, Canada with its principal place of business at 125 Middlesex Turnpike, Bedford, Massachusetts 01730 (the “Company”) and Sergio Edelstein, an individual having his principal residence at One Charles Street South, # 7D, Boston, MA 02116 (the “Executive”).

RECITALS

WHEREAS, Executive and the Company have entered into that certain Termination and Change-In-Control Agreement, dated as of February 3, 2009 (the “Termination and Change-In-Control Agreement”);

WHEREAS, Executive is the Chief Executive Officer of the Company;

WHEREAS, on November 20, 2009, each of MES International, Inc., the Company and GSI Group Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of Delaware for relief with the Court under chapter 11 of the Bankruptcy Code; and

WHEREAS, Executive and the Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Executive’s resignation from employment, effective as of May 25, 2010.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Separation Date. Executive shall cease to be an employee of the Company as of May 25, 2010 (the “Separation Date”). Executive hereby resigns as a director and officer of the Company and all of its direct and indirect subsidiaries and affiliates as of the Separation Date, such resignation to remain effective even in the event that the Executive revokes his acceptance of this Agreement. The Executive shall execute and deliver a letter of resignation to the Company in the form attached as Exhibit A hereto and dated as of the Separation Date.

2. Severance. In consideration of Executive’s accepting and not revoking this Agreement:

(a) The Company shall, subject to the expiration of the revocation period set forth below, pay the Executive (i) a severance payment equal to his monthly base salary as in effect on the Separation Date for a period of twelve (12) months commencing on the expiration of the revocation period set forth below, in accordance with the Company’s normal payroll practices (currently, bi-weekly), which shall total Five Hundred Twenty

Thousand Dollars and No Cents ($520,000.00), plus (ii) a lump sum payment within five business days of the expiration of the revocation period set forth below of Two Hundred Fifty Nine Thousand One Hundred and Twenty-Three Dollars and Forty-Eight Cents ($259,123.48) . All payments shall be subject to applicable state and federal withholdings. The Company shall pay the Executive on the Company’s next regularly scheduled pay date following execution of this Agreement all accrued and unpaid base salary and earned and accrued unused vacation pay through the Separation Date.

(b) The Company or its administrator shall provide notice separately to Executive of his right to elect COBRA continuation coverage.

(c) Executive will receive reimbursement of all reasonable business expenses incurred by Executive prior to termination of his employment, provided that Executive submits such expenses in accordance with the Company’s policies no later than the 45th day following the Separation Date. Regardless of whether this Agreement is approved by the Bankruptcy Court, the Company agrees to reimburse Executive for his reasonable legal fees and expenses incurred in the review, negotiation and approval of this Agreement in an amount not to exceed $25,000 and subject to documentation of such fees and expenses.

(d) The Company and Executive agree that notwithstanding any terms to the contrary in the Company’s equity incentive plan(s), all of Executive’s outstanding but unvested shares (including, all shares that may vest either under a time-based vesting schedule or a performance based vesting schedule) of restricted stock shall become immediately vested and any right the Company may have to repurchase with respect to such shares of restricted stock shall lapse The Company agrees that Executive shall be permitted to satisfy federal and state tax withholding arising from such vesting of restricted stock in accordance with the governing equity plan and applicable restricted stock agreements.

(e) In the event that that this Agreement is not approved by the United States Bankruptcy Court for the District of Delaware in Case No. 09-14109, then this Agreement shall be null and void in all respects, except that the Executive’s resignation as an officer and director of the Company and all of its direct and indirect subsidiaries and affiliates shall remain effective, and provided further that Executive’s rights under the Termination and Change-In-Control Agreement shall not otherwise be impaired and shall be determined as if Executive had not resigned.

(f) The Company’s obligation to make payments provided for in this Agreement and otherwise perform obligations hereunder, shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others; provided, however, that if the Executive is in material breach of this Agreement, then the aforementioned sentence shall not impair or restrict the Company’s right to seek injunctive relief or otherwise assert a claim against the Executive.

(g) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

3. Release.

(a) In consideration for, among other things, the payments to be made pursuant to Section 2(a) above, Executive, for himself, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Executive Releasing Parties”), hereby releases and discharges, the Released Parties (as such term is defined in the Fourth Modified Joint Chapter 11 Plan of Reorganization for MES International, Inc., GSI Group Inc. and GSI Group Corporation, dated May 14, 2010, Case No. 09-14109 (PJW) in the United States Bankruptcy Court for the District of Delaware (as it may have been or may be modified from time to time, the “Plan of Reorganization”) and the Equity Committee (as defined in the Plan of Reorganization) and its members, in their capacity as members of the Equity Committee and as individual entities, and with respect to each of the foregoing entities, such entity’s current and former affiliates, predecessors, successors in interest, parent entities, subsidiaries, attorneys, accountants, officers, partners, managers, directors, principals, members, equity holders, lenders, creditors, partners, employees, agents, investment bankers, auditors, restructuring and other consultants, financial advisors and other professionals, in each case in their capacity as such (collectively, the “Company Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (other than claims, demands, actions, liabilities and other claims for relief and remuneration arising out of Executive Releasing Parties’ ownership, whether individually or as trustee, of stock of the Company), whether known or unknown, from the beginning of the world to the date Executive signs this Agreement, but otherwise including, without limitation, any claims arising out of or relating to Executive’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Executive Releasing Parties against the Company Releasees in any legal, administrative or other proceeding in any jurisdiction.

(b) In exchange for the consideration described herein, the Company and its present and past subsidiaries and affiliates, including, without limitation, MES International, Inc., GSI Group Inc. and GSI Group Corporation and its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Company Releasing Parties”), hereby releases and discharges, Executive, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Executive Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Company signs this Agreement, but otherwise including, without limitation, any claims arising out of or relating to Executive’s employment with the Company, for breach of contract, for defamation or other torts, for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Company Releasing Parties against the Executive Releasees in any legal, administrative or other proceeding in any jurisdiction. Nothing in this Section 3(b) shall adversely affect or impair any release of the Executive as set forth in the Plan of Reorganization.

(c) Nothing in Section 3(a) shall release Executive’s right to indemnification if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the Province of New Brunswick, Canada against all cost, expense liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include a written undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses within 30 days of receiving such determination. The provisions of this Section 3(c) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and shall be in addition to any rights of indemnification to which Executive may be entitled under any policy of insurance. Consistent with the provisions of Section 81(1)(a) of the New Brunswick Business Corporations Act, such indemnification, including any advancement of defense costs will only be allowed if the Executive acted honestly and in good faith with a view to the best interests of the Company. Prior to receiving any advancement of defense costs, the Executive will be required to execute an undertaking confirming that in the event such Executive is found to have acted other than honestly or in good faith with a view to the best interests of the Company, such costs will be returned to the Company.

(d) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 3(c) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(e) The Company agrees to the extent it maintains a directors and officers’ liability insurance policy for its other executive officers that it shall continue to cover the Executive.

(f) The Company agrees that it shall not modify the Plan of Reorganization in any way that would prevent the Executive from being one of the “Released Parties” under the Plan of Reorganization or result in the Executive receiving any less favorable treatment under Section 6.20 or 6.21 of the current Fourth Modified Joint Chapter 11 Plan of Reorganization (or any similar provision of the Plan of Reorganization) as shall be provided to other “Released Parties” under the Fourth Modified Joint Chapter 11 Plan of Reorganization. In addition, the Company agrees that it shall not modify the Fourth Modified Joint Chapter 11 Plan of Reorganization in any way that would provide any less favorable treatment with respect to the Executive’s shares of the Company’s common stock than is provided to other holders of the Company’s common stock under the current Fourth Modified Joint Chapter 11 Plan of Reorganization.

4. Transfer of Property. Executive will deliver to the Company all property (other than his BlackBerry), documents, or materials in his possession or custody, of any nature belonging to the Company whether in original form or copies of any kind, including any trade secrets and proprietary information upon the Separation Date. The Executive agrees and covenants to promptly assist the Company, as may be requested by the Company, to transfer ownership of any Company property or assets (other than his cellular telephone number) that currently is held in the name of the Executive personally or as an officer of the Company, including, but not limited to, the execution of any transfer or assignment documents or of any other state or similar filings.

5. Restrictive Covenants.

(a) The Executive understands and agrees that during the First Year of the Restriction Period (as defined in Section 5(c) below), Executive shall not engage in Competition with the Company or any Subsidiary. During the First Year of the Restriction Period, “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean (i) businesses, their subsidiaries or their respective successors and assigns that engage in business activities that are in competition with the Company’s primary Products and Services; (ii) any firm involved in the development, distribution and sale of precision technology and semiconductor systems; (iii) any corporation or other entity whether independent or owned, funded or controlled by any other entity, engaged or organized for the purpose of engaging, in whole or in part, in precision technology and semiconductor systems; or (iv) any business which is in material competition with the Company or any Subsidiary or division thereof and in which Executive’s functions would be substantially similar to Executive’s functions with the Company. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly to advise, plan, oversee or manage the activities of an entity which becomes a Competitor during the First Year of the Restriction Period, which activities are competitive with the activities of the Company or any Subsidiary.

(b) During the Second Year of the Restriction Period (as defined in Section 5(c) below), Executive shall not engage in Direct Competition with the Company or any Subsidiary. During the Second Year, “Direct Competition” shall mean engaging in any activity, except as provided below, for a Direct Competitor of the Company or any Subsidiary, whether as an employee, principal, agent, consultant, officer, director, partner, shareholder (except as a less than ten percent shareholder). A “Direct Competitor” shall mean (i) businesses, their subsidiaries or their respective successors and assign whose primary business activities are in direct competition with the Company’s Products and Services as of the first anniversary of the Effective Date (May 25, 2011). If Executive commences employment or becomes a principal, agent, consultant, officer, director, partner, or majority shareholder of any entity that is not a Direct Competitor at the time Executive initially becomes employed or becomes a principal, agent, consultant, officer, director, partner, or majority shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a principal, agent, consultant, officer, director, partner, or less than ten percent shareholder of the entity or (y) Executive commences directly or indirectly to plan, oversee or manage the activities of an entity which becomes a Direct Competitor during the Second Year of the Restriction Period, which activities are competitive with the activities of the Company or any Subsidiary.

(c) For the purposes of this Section 5, “First Year of the Restriction Period” shall mean the period beginning with the Effective Date and ending on the first anniversary of the Separation Date (May 25, 2011), and “Second Year of the Restriction Period” shall mean the period beginning on the next day after the first anniversary of the Separation Date (May 26, 2011) and ending on the second anniversary of the Separation Date (May 25, 2012).

6. Exceptions. This Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) preclude Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in Executive’s receipt of any monetary benefit or substantial equivalent thereof.

7. ADEA Release. By signing and returning this Agreement, Executive acknowledges that Executive:

(a) has carefully read and fully understands the terms of this Agreement;

(b) is entering into this Agreement voluntarily and knowing that Executive is releasing claims that Executive has or believes Executive may have against the Releasees;

(c) has obtained advice of William R. Moorman, Esq. of Craig and Macauley Professional Corporation with respect to the negotiation and execution of this Agreement; and

(d) that he has been given a period of at least 21 days from the date hereof to consider the offer set forth in this Agreement. Executive acknowledges in the event Executive has not executed this Agreement by the 21st day following the date hereof, then the Agreement shall expire.

8. Public Statement. Executive hereby agrees that he will refrain from making any derogatory or false statements with respect to the Company or any of its officers, directors, advisors, customers, or other related or affiliated parties. The Company hereby agrees that it shall direct its officers or other related or affiliated parties to refrain from making any derogatory or false statements with respect to Executive.

9. Confidentiality. By employment with the Company, Executive has had, or will have, contact with and gained knowledge of certain confidential and proprietary information and trade secrets, including without limitation, analyses of the Company’s prospects and opportunities; programs (including advertising); direct mail and telephone lists, customer lists and potential customer lists; the Company’s plans for present and future developments; marketing information including strategies, tactics, methods, customer’s market research data; financial information, including reports, records, costs, and performance data, debt arrangements, holdings, income statements, annual and/or quarterly statements and accounting records and/or tax returns; operational information, including operating procedures, products, methods, service techniques, “know-how,”

tooling, plans, concepts, designs, specifications, trade secrets, processes, methods and suppliers; technical information, including computer software programs; research and development projects; product formulae, processes, inventions, designs, or discoveries, which information the Company treats as confidential. Executive agrees that Executive will not communicate or disclose to any third party or use for Executive’s own account, without the written consent of the Company, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through sources other than Executive.

10. Continuing Service. Executive agrees to provide up to ten (10) hours of service per week, upon reasonable request of the Company, in transition services as an advisor to the Company through the earlier of the Effective Date (as such term is defined in the Plan of Reorganization) or August 31, 2010. Executive agrees to provide up to five (5) hours of service per week, upon reasonable request of the Company, in transition services as an advisor to the Company for a period of six (6) weeks commencing on the earlier of the Effective Date or August 31, 2010. The Company agrees that the Executive’s performance of services hereunder shall be performed at mutually agreed times and for no additional consideration. If the Executive believes he will incur any expenses in the performance of such transition services, he shall first obtain the Company’s written consent before incurring such expenses and the Company shall promptly reimburse Executive for such approved expenses.

11. Assignment. The parties hereby represent and warrant to the other party that each has not assigned any claim that it may or might have against the other party, from which the party would otherwise be released pursuant to this Agreement, to any third party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles. Both parties agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

13. Voluntary Assent. The Executive confirms that no other promises or agreements of any kind have been made by any person to cause him to sign this Agreement except as otherwise noted herein, and that he fully understands the meaning and intent of this Agreement. Executive agrees that this is the entire agreement and understanding between the Company and himself.

14. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is declared invalid or unenforceable, any court of competent jurisdiction reviewing such provision shall enforce the provision to the maximum extent permissible under applicable law. Any ruling will not affect the validity and enforceability of any other provision of the Agreement.

15. Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company at:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

Attention:

Facsimile No:

Email Address:

With a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Sergio Edelstein

One Charles Street South, #7D

Boston, MA 02116

Facsimile No:

Email Address:

With a copy to:

William R. Moorman, Esq.

Craig and Macauley

Federal Reserve Plaza

600 Atlantic Avenue

Boston, Massachusetts 02210

E-Mail Address: moorman@craigmacauley.com

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 15 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including without limitation, the Offer Letter, dated May 25, 2006, Employment Agreement Amendment, dated October 22, 2007 and the Termination and Change-In-Control Agreement.

17. Remedies. The parties agree that a breach or threatened breach by the other party of the provisions of this Agreement will result in irreparable and continuing damage to the other party for which there is no adequate remedy at law. In such event, both parties agree that the other party shall be entitled to seek injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper).

18. Authority. The Company represents that the terms of this Agreement have been presented to, considered and authorized by the Company’s Board of Directors (and/or any appropriate Committee(s) thereof), and that the Company officer executing this Agreement on behalf of the Company has the authority to enter into this Agreement and bind the Company to the terms and conditions hereof.

THE EXECUTIVE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO JAMES HAUSER OF BROWN RUDNICK LLP.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Agreement as of the date first written above.

EXECUTIVE

/s/ Sergio Edelstein
Sergio Edelstein
GSI GROUP CORPORATION MES INTERNATIONAL, INC. GSI GROUP INC.

By:	/s/ M. Hatsopoulos
Name: M. Hatsopoulos Title: Director, GSI Group

Letter of Resignation

May 25, 2010

The Board of Directors of

GSI Group Inc.

c/o James Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Re:	GSI Group Inc. and all direct and indirect subsidiaries

Dear Sirs:

I hereby resign as Chief Executive Officer and director of GSI Group Inc. and I hereby resign from all other director and officer positions of GSI Group Inc. and all of its direct and indirect subsidiaries or other affiliates, effective as of May 25, 2010.

Sincerely,

/s/ Sergio Edelstein
Sergio Edelstein